EXHIBIT 23.1




                               Arthur Andersen LLP





                    Consent of Independent Public Accountants




As independent public accountants, we hereby consent to the incorporation by reference in this registration statement on Form S-4 (relating to Southern Company Capital Trust II Exchange Capital Securities, Southern Company Capital Funding, Inc. Exchange Series A Junior Subordinated Deferrable Interest Notes, The Southern Company Exchange Capital Securities Guarantees and The Southern Company Exchange Junior Subordinated Notes Guarantee) of our reports dated February 12, 1997 on the financial statements of The Southern Company and the related financial statement schedule included in The Southern Company's Form 10-K for the year ended December 31, 1996 and to all references to our Firm included in this registration statement.



/s/Arthur Andersen LLP



Atlanta, Georgia
May 30, 1997